For Immediate Release                               May 15, 1995
For More Information:                               Nathan R. Fenno, Ext. 236

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     Walter G. Rich, President and Chief Executive Officer of Delaware Otsego

Corporation (NASDAQ Symbol "DOCP"), announced today that its subsidiaries,

Rahway Valley Railroad Company and Rahway Valley Company, Lessee, have closed on their previously announced sale of an 8.8 mile rail line in Union County,

New Jersey to the State of New Jersey for $6.4 million.  Mr. Rich reported that the transaction will result in a gain of approximately $5.3 million which will be recognized in the second quarter, and that the proceeds of the sale will be used to reduce debt and improve the Company's working capital position.

     Delaware Otsego Corporation is a non-rail holding company whose principal subsidiary, The New York, Susquehanna and Western Railway Corporation,

provides rail freight service to customers in New York and New Jersey.



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